UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest even reported): February 2, 2007

Maxus Realty Trust, Inc.
(Exact name of registrant as specified on its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 2.03 Creation of a Direct Financial Obligation.

As previously reported, on January 11, 2007, Highland Pointe Acquisition, L.L.C., a newly formed, wholly-owned subsidiary of Maxus Operating Limited Partnership, our operating limited partnership, purchased all of the preferred and common membership interests in West OKC Highland Pointe Associates, LLC (“OKC”). OKC owns a 232-unit apartment community located in Yukon, Oklahoma (the “Property”) located approximately 15 miles west of downtown Oklahoma City and constructed in 2004 from an unrelated third party. In connection with the acquisition, we assumed a construction mortgage loan securing the Property with an outstanding loan balance of approximately $12.7 million.

On February 2, 2007, we refinanced the Property, and paid off the construction loan, with a mortgage loan of $13.0 million from NorthMarq Capital, Inc., secured by the Property. The mortgage loan bears interest at a fixed rate of 5.67% through February 28, 2017 (the “Maturity Date”). We may extend the Maturity Date an additional twelve (12) months, in which case the mortgage loan bears interest at a variable annual interest rate calculated for each calendar month during the extension period equal to the rate on unsecured obligations of the Federal Home Loan Mortgage Corporation designated as “Refinance Bills®Securities and having original durations to maturity most comparable to one-month and issued at regularly scheduled auctions, plus 250 basis points.

Interest-only monthly payments are due from April 1, 2007 through March 1, 2009. Beginning April 1, 2009 through the Maturity Date, monthly principal and interest payments of $75,205.09 are due.

The lender may accelerate the mortgage loan if we default under the terms of the mortgage loan documents, which defaults are customary defaults in real estate mortgage loan transactions.

The mortgage loan is subject to a prepayment premium prior to the Maturity Date in an amount equal to the greater of (i) 1% of principal being prepaid and (ii) the principal being prepaid, multiplied by the excess (if any) of one-twelfth of 5.67% over one-twelfth of the then-applicable yield rate on the 8.75% U.S. treasury security due May 15, 2017, multiplied by a present value factor, as more particularly described in the promissory note.

In connection with the loan, Maxus Realty Trust, Inc. and Maxus Operating Limited Partnership each executed a "carve-out" guaranty pursuant to which each guaranteed certain obligations for which OKC has personal liability, including without limitation certain environmental matters relating to the Property and certain bankruptcy or similar proceedings relating to OKC.  Each also agreed to maintain a minimum net worth of $3.0 million with at least $100,000 of liquid assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXUS REALTY TRUST, INC.

Date: February 28, 2007                      By:   /s/ David L. Johnson
David L. Johnson
Chairman of the Board, President and Chief
    Executive Officer

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